As filed with the Securities and Exchange Commission on October 26, 2000

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             ----------------------

                               APHTON CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE                                            95-3640931
  (State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                         Identification Number)

                               444 BRICKELL AVENUE
                                  SUITE 51-507
                            MIAMI, FLORIDA 33131-2492
                                 (305) 374-7338
                   (Address, including zip code, and telephone
             number, including area code, of registrant's principal
                               executive offices)

                           ---------------------------

                                 PHILIP C. GEVAS
                 CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               APHTON CORPORATION
                               444 BRICKELL AVENUE
                                  SUITE 51-507
                            MIAMI, FLORIDA 33131-2492
                                 (305) 374-7338
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:
                            TIMOTHY B. GOODELL, ESQ.
                                WHITE & CASE LLP
                           1155 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036

                           ---------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ( )

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. (X)

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ( )

                                                      CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                       PROPOSED MAXIMUM AGGREGATE        PROPOSED MAXIMUM            AMOUNT OF
         TITLE OF SECURITIES            AMOUNT TO         PRICE PER SHARE(1)(2)         AGGREGATE OFFERING      REGISTRATION FEE(2)
          TO BE REGISTERED            BE REGISTERED                                          PRICE(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value           1,291,509                $26.56                   $34,302,479.04             $9,055.85
====================================================================================================================================

(1)  Estimated solely for the purpose of calculating the Registration Fee in accordance with Rule 457 of the Securities Act of 1933.
                                                           --------------------
(2)  Based on average of the high and low prices of the Common Stock  reported on the Nasdaq  National  Market System on October 23,
     2000. The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant  shall file a further  amendment which  specifically  states that this  Registration  Statement shall thereafter  become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration  Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

====================================================================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER __, 2000

           1,291,509 SHARES OF COMMON STOCK, PAR VALUE $.001 PER SHARE

                               APHTON CORPORATION

     This prospectus relates to an offering of up to 1,291,509 shares of common stock of Aphton Corporation, a Delaware corporation. The shares of common stock (which we refer to as the Shares) may or may not be offered for sale from time to time by the selling stockholders. We will not receive any of the proceeds from the sale of the Shares.

     The Shares are listed on the Nasdaq National Market under the symbol "APHT." On October 23, 2000, the last reported sale price of our common stock reported on Nasdaq was $27.13.

     We have been advised by the selling stockholders that they may or may not sell all or a portion of the Shares from time to time on Nasdaq. They may also make private sales of Shares to purchasers directly. Alternatively, they may from time to time offer the Shares through underwriters, brokers, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions.

     INVESTING IN THE SHARES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 1 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE YOU BUY SHARES.

                              ---------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              ---------------------

                The date of this prospectus is October ___, 2000

                                TABLE OF CONTENTS

ABOUT THIS PROSPECTUS..........................................................1

RISK FACTORS...................................................................1

FORWARD-LOOKING STATEMENTS.....................................................7

THE COMPANY....................................................................8

USE OF PROCEEDS................................................................8

THE SELLING STOCKHOLDERS.......................................................9

PLAN OF DISTRIBUTION...........................................................9

LEGAL MATTERS.................................................................12

EXPERTS.......................................................................12

WHERE YOU CAN FIND MORE INFORMATION...........................................12

INCORPORATION OF DOCUMENTS BY REFERENCE.......................................12

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this process, the selling stockholders may, from time to time, sell up to 1,291,509 Shares in one or more offerings. This prospectus does not contain all of the information included in the registration statement and the exhibits thereto. Statements included in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete and you should refer to that agreement or document for a complete description of these matters. You should read both this prospectus and any prospectus supplement, together with the additional information described in this prospectus under the heading "Where You Can Find More Information."


                                  RISK FACTORS

     If you purchase our Shares, you will take on a financial risk. In deciding whether to invest, you should carefully consider the following factors, the information contained in this prospectus and the other information to which we have referred you. Additional risks and uncertainties not presently known to us or that we currently consider not material may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

     OUR POTENTIAL PRODUCTS ARE IN THE EARLY STAGES OF PRODUCT DEVELOPMENT. All of our potential products are in research and development, and we have generated no revenues from product sales. Our most advanced potential product, an immunogen for the treatment of pancreatic cancer is in Phase III pivotal trials in the US and Europe. Our other current potential products, for the treatment of stomach cancer, colorectal cancer, gastroesophageal reflux disease (or GERD), chronic peptic ulcers, breast cancer, endometriosis and prostate cancer are at the same or even earlier phases of development. All of our potential products will require significant additional research and development and expensive, extensive, time consuming clinical testing prior to commercial use. Accordingly, we do not expect to derive revenues from these products for a number of years, if at all. We can offer no assurance that these potential products will be successfully developed into immunogens that can be administered to humans or that any such immunogen will prove safe and effective in clinical trials or cost-effective to manufacture and administer. In addition, we can offer no assurance that we will not encounter problems in clinical trials that will cause us to delay or suspend a clinical trial, that such of our products as are currently under development will be completed successfully within any specified time period, if at all, that such testing will show such products to be safe or effective or that any of our products will receive required regulatory approval. Further, if any of our products do receive regulatory approval, there can be no assurance that we will be capable of producing those products in commercial quantities at reasonable costs or that those products will be accepted by the marketplace.

     WE EXPECT TO CONTINUE TO INCUR OPERATING LOSSES IN THE NEXT SEVERAL YEARS. We have experienced significant operating losses since our inception in 1981 and expect to continue to incur substantial operating losses for at least the next several years. We expect losses to increase as a result of the expenses associated with clinical testing and research and development. As of January 31, 2000, we had an accumulated deficit of approximately $53 million. Our ability to achieve profitability depends upon our ability, alone or through relationships with third parties, to successfully develop our technology and products, to obtain required regulatory approvals and to manufacture, market and sell such products. There can be no assurance that we will ever have profitable operations or that profitability, if achieved, can be sustained on an ongoing basis.

     We have never paid any dividends and do not expect to pay cash dividends before significant product revenues, if any, are realized, if then.

     WE HAVE SUBSTANTIAL CAPITAL REQUIREMENTS AND WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING. The development of our technology and products will require a commitment of substantial funds to conduct the costly and time-consuming research and clinical trials necessary for such development. Our future capital requirements will depend on many other factors including continued scientific progress in the research and development (clinical trials) of our products, our ability to collaborate with others for the manufacture, marketing and sale of our products, the cost of regulatory approvals, the cost of establishing, maintaining and enforcing intellectual property rights, competing technological and market developments and changes in our existing research relationships. Our net rate of expenditure during the two year period ended January 31, 2000 averaged approximately $873,000 per month. We anticipate, however, that the rate of expenditure will increase substantially as we proceed through the Phase III clinical trials for our anti-gastrin immunogen products. This rate of expenditure may increase further if we pursue preclinical studies or clinical trials for our other products at a faster rate than we currently anticipate. We believe that our current capital resources, which are composed primarily of cash and cash equivalents, should be sufficient, barring unforeseen circumstances, to fund our operating expenses and capital requirements as currently planned into the year 2002.

     We may seek additional financing through collaborative arrangements or through public or private equity or debt financings. There can be no assurance that additional financing will be available on acceptable terms or at all. If we raise additional funds by issuing equity securities, dilution to the interests of stockholders may result. If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate one or more of our research or development programs or to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, potential products or products that we would otherwise seek to develop or commercialize ourselves.

     OUR DIFFERENT APPROACH TO DISEASE TREATMENT MAY NOT PROVE SUCCESSFUL. We believe that our products under development are based on an approach to disease therapy and prevention which previously has not been used successfully by any pharmaceutical or biotechnology company. We cannot offer any assurance that we will successfully complete our product development efforts, that our products will be proven to be safe and effective, that approval by the U.S. Food and Drug Administration ("FDA") or any other applicable regulatory agency will be obtained or that medical centers, hospitals, physicians or patients will accept our products as readily as current drug therapies or other forms of treatment. Undesirable and unintended side effects or unfavorable publicity concerning any of our products or other products incorporating a similar approach could limit or curtail commercial use of our products and could have an adverse effect on our ability to obtain regulatory approvals and to achieve physician and patient acceptance.

     THE DEVELOPMENT OF OUR PRODUCTS IS SUBJECT TO EXTENSIVE REGULATION. The research, preclinical development, clinical trials, manufacturing and marketing of our products are subject to extensive regulation by numerous governmental authorities in the United States and other countries. Clinical trials and manufacturing and marketing of products will undergo rigorous testing and approval processes by the FDA and equivalent foreign regulatory authorities, including the Medicines Control Agency ("MCA") in the United Kingdom. The process of obtaining FDA and other required regulatory approvals is lengthy and expensive. The time required for FDA approval is uncertain, and typically takes a number of years, depending on the type, complexity and novelty of the product. Since certain of our products involve the application of new technologies and are based on a new therapeutic approach, regulatory approvals may be obtained more slowly than for products produced using more conventional technologies. Additionally, we may encounter delays or disapprovals based upon additional government regulation resulting from future legislation or administrative action or changes in FDA or equivalent foreign regulatory policy made during the period of product development and regulatory review.

     We may apply for MCA approval to commercialize our potential immunogen for the treatment of one or more of the gastrointestinal system cancers and ulcerations previously described prior to applying for similar FDA approval. Even if we obtain MCA approval, FDA approval would still be required prior to marketing such a product in the United States. Although we have filed an Investigational New Drug application ("IND") (a type of submission used to ultimately obtain FDA approval to market a new drug) with the FDA and the FDA has permitted us to proceed with clinical trials in the United States for pancreatic cancer and for gastric cancer, the clinical trials will seek safety data as well as efficacy data and will require substantial time and significant funding. We cannot offer any assurance that clinical trials in the United Kingdom or the US or any other country will be fully and successfully completed within any specified time period, if at all, with respect to any of our products. Furthermore, we, the MCA or the FDA may suspend clinical trials at any time if it is determined that the participants in such trials are being exposed to unacceptable health risks. We cannot offer assurance that approval for any products we develop will be granted by applicable regulatory agencies on a timely basis, if at all, or, if granted, that the approval will cover all the clinical indications for which we are seeking approval or will not contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use. Any delay in obtaining, or failure to obtain, such approvals would adversely affect our ability to generate product revenue. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution. In addition, the marketing and manufacturing of drugs and biological products are subject to continuing FDA review, and later discovery of previously unknown problems with a product, its manufacture or its marketing may result in the FDA requiring further clinical research or restrictions on the product or the manufacturer, including withdrawal of the product from the market.

     THE INDUSTRY IN WHICH WE OPERATE IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE AND INTENSE competition. The treatment of diseases such as those to which our products are directed is subject to rapid, unpredictable and significant change. Our products under development seek to address certain cancers and diseases currently addressed, to some extent, by existing or evolving products and technologies of other biotechnology and pharmaceutical companies. Competition from other biotechnology companies, large pharmaceutical companies and universities and other research institutions is intense and is expected to increase. Many of these companies and institutions have substantially greater resources, research and development staffs and facilities than we do and have substantially greater experience in obtaining regulatory approval, and in manufacturing and marketing pharmaceutical products. In addition, other technologies may in the future be the basis of competitive products. There can be no assurance that our competitors will not succeed in developing technologies and products that are more effective than those we are developing or that would render our technology and products obsolete or noncompetitive.

     OUR ABILITY TO ENFORCE OUR PATENTS AND PROPRIETARY RIGHTS IS UNCERTAIN. Our success will depend in large part on our ability to obtain patents, both in the United States and in other countries, maintain our unpatented trade secrets and operate without infringing on the proprietary rights of others. The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions, and therefore the breadth and enforceability of claims allowed in patents we have obtained cannot be predicted.

     We hold issued patents and have pending patent applications and patent applications in preparation. We intend to file additional patent applications, when appropriate, relating to our technologies, improvements to our technologies and specific products we may develop. We can offer no assurance, however, that our pending applications or patent applications in preparation or to be prepared will be issued as patents. Additionally, we can offer no assurance that any issued, pending or future patents will not be challenged, invalidated or circumvented, or that the rights granted will provide proprietary protection or competitive advantages to us. If any of our patents are invalidated or held to be unenforceable, we could lose the protection of rights we believe to be valuable, and our business could be materially and adversely affected. Additionally, the existing patents, patents pending and patents that we may subsequently obtain will not necessarily preclude competitors from developing products that can be marketed in competition with products we have developed and thus would substantially lessen the value of our proprietary rights.

     Our commercial success also will depend, in part, on our not infringing patents issued to others. We can offer no assurance that our products will not infringe on the patents or proprietary rights of others. We may be required to obtain licenses to patents, patent applications or other proprietary rights of others. We cannot assure that any such licenses would be made available on terms acceptable to us, if at all. If we do not obtain such licenses, we could encounter delays in product introductions while we attempt to design around such patents, or the development, manufacture or sale of products requiring such licenses could be precluded. We could incur substantial costs, including diversion of management time, in defending ourselves in litigation brought against us on such patents or in litigation in which we assert our patents against another party, or in litigation brought by another party asserting its patents against us. If our competitors prepare and file patent applications in the United States that claim technology also claimed by us, we may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine priority of invention, which could result in substantial financial costs to us and diversion of management attention, even if the eventual outcome is favorable to us. We believe there will continue to be significant litigation in the industry regarding patent and other intellectual property rights.

     We also rely on trade secrets to protect our technology, especially where patent protection is not believed to be appropriate or obtainable. Thus, we protect our proprietary, technology and processes, in part, by confidentiality agreements with our employees, consultants and certain contractors. We can offer no assurance that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently discovered by competitors.

     WE DEPEND ON OTHERS FOR MANUFACTURING AND MARKETING. We have no manufacturing facilities for commercial production of our products under development and have no experience in marketing, sales or distribution. We intend to continue establishing arrangements with and rely on third parties, including large pharmaceutical companies, to manufacture, market, sell and distribute any product we develop. Although we believe that parties to any future arrangements will have an economic incentive to successfully perform their contractual responsibilities, the amount and timing of resources to be dedicated to these activities will not be within our control. We can offer no assurance that such parties will perform their obligations as expected, that we will derive any revenues from such arrangements or that our reliance on others for manufacturing products will not result in unforeseen problems with product supply. Should we encounter delays or difficulties in our current relationships or in seeking to establish relationships with third parties to produce, package and distribute any product we develop, market introduction and subsequent sales of such products would be adversely affected. Moreover, contract manufacturers that we may use must adhere to current good manufacturing practice regulations enforced by the FDA through its facilities inspection program. If these facilities cannot pass a pre-approval plant inspection, any FDA pre-market approval of our potential products would be adversely affected. Additionally, these manufacturers are subject to continual review and periodic inspections by the FDA and discovery of previously unknown problems with a manufacturer or facility may result in FDA restrictions which could adversely affect the manufacture and marketing of our products.

     WE DEPEND ON KEY PERSONNEL. We are dependent upon the services of our senior management, none of whom are subject to an employment agreement with us. We have not insured against the loss, due to death or disability, of any key personnel. We believe, however, that the loss of the services of any key personnel would not have a material adverse effect on us. Because of the specialized nature of our business, our success also depends upon our ability to attract and retain highly qualified scientists and other technical personnel. We face intense competition for such persons and there can be no assurance that we will be able to attract or retain such individuals.

     FUTURE HEALTH CARE REFORMS MAY ADVERSELY AFFECT OUR FINANCIAL RESULTS. The levels of revenues and profitability of biotechnology and pharmaceutical companies, including Aphton, may be affected by the continuing efforts of governmental and third-party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been, and we expect that there will continue to be, a number of federal and state proposals to control health care costs. It is uncertain what legislative proposals, if any, will be adopted or what actions federal, state or third-party payors may take in response to any health care reform proposals or legislation. We cannot predict the effect health care reforms may have on its business, and no assurance can be given that any such reforms will not have a material adverse effect on us. Further, to the extent that such proposals or reforms have an adverse effect on the business, financial condition and profitability of other biotechnology or pharmaceutical companies that are prospective corporate partners for certain of our products, our ability to commercialize our products may be adversely affected.

     WE DEPEND ON THIRD PARTY REIMBURSEMENT. Successful commercialization of our products will depend in part on the availability of adequate reimbursement from third-party health care payors, such as government and private health insurers and other organizations for its products intended for human use. Third-party payors are increasingly challenging the pricing of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. We can offer no assurance that any product that we succeed in bringing to market will be eligible for reimbursement at a level which is sufficient to enable us to achieve market acceptance of our products or to maintain appropriate pricing. Without such reimbursement, the market for our products may be limited. Significant reductions in insurance coverage also may have an adverse affect on our future operations.

     WE MAY BE EXPOSED TO PRODUCT LIABILITY CLAIMS AND UNINSURED RISK. The use of any of our products, whether for commercial applications or during pre-clinical or clinical trials, exposes us to an inherent risk of product liability claims in the event such products cause injury or result in adverse effects. Such liability might result from claims made directly by health care institutions, contract laboratories or others selling or using such products. We currently maintain product liability coverage against risks associated with testing our products in clinical trials. Insurance coverage for product liabilities, however, is becoming increasingly expensive and difficult to obtain. There can be no assurance that insurance coverage will be available in the future at an acceptable cost, if at all, or in sufficient amounts to protect us against such liability. The obligation to pay any product liability claim in excess of whatever insurance we are able to acquire could have a material adverse effect on our business, financial condition and future prospects.

     OUR BUSINESS INVOLVES THE USE OF HAZARDOUS MATERIALS THAT COULD EXPOSE US TO ENVIRONMENTAL LIABILITY. Our research and development activities involve the controlled use of hazardous materials, chemicals, cultures and various radioactive compounds. We are subject to federal, state and local laws and regulations governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result and any such liability could exceed our resources. We may be required to incur significant costs to comply with environmental laws and regulations in the future. Current or future environmental laws or regulations could materially adversely affect our business, financial condition and results of operations.

     OWNERSHIP OF OUR COMMON STOCK IS CONCENTRATED. At May 8, 2000, our officers and directors, beneficially own approximately 13% (12% on a fully-diluted basis) of our outstanding common stock. Such a high level of ownership by such persons may have a significant effect in delaying, deferring or preventing any potential change in control of Aphton.

     THE PRICE OF OUR COMMON STOCK MAY BE VOLATILE. The market price of our common stock, like that of securities of other biotechnology companies, has fluctuated significantly in recent years and is likely to fluctuate in the future. Announcements regarding scientific discoveries, technological innovations, litigation, commercial products, patents or proprietary rights, the progress of clinical trials, government regulation, public concern as to the safety of drugs and reliability of our testing processes, and general market conditions may have a significant effect on the market price of the common stock. Fluctuations in financial performance from period to period also may have a significant impact on the market price of the common stock.

     THE EXERCISE OF OUTSTANDING WARRANTS COULD DILUTE THE VALUE OF THE SHARES. As of July 31, 2000, we had outstanding warrants to purchase approximately 2,800,000 shares of common stock expiring at various dates through December 31, 2015, with exercise prices ranging from $0.25 to $24.00 per share, all of which contain anti-dilution provisions. The exercise of these warrants could result in dilution of the value of the Shares and the voting power represented thereby. We may issue additional capital stock, warrants and/or options to raise capital in the future which could result in additional dilution. Additionally, to attract and retain key personnel, we may issue additional securities, including stock options.

     No prediction can be made as to the effect, if any, that future sales of shares of common stock, or the availability of shares for future sale, will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of the common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and may make it more difficult for us to sell our equity securities in the future at a time and price which it deems appropriate. Public or private sales of substantial amounts of the common stock by persons or entities that have exercised options and/or warrants could adversely affect the prevailing market price of the common stock.


                           FORWARD-LOOKING STATEMENTS


     This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding our expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements involve inherent risks and uncertainties. The forward-looking statements included or incorporated by reference in these documents are based on the beliefs of our management as well as assumptions made by us and information available to us on the date hereof. Our actual results could differ materially from those anticipated in these forward-looking statements. In evaluating our business, you should consider carefully the factors set forth above under the heading "Risk Factors" in addition to the other information set forth in this prospectus and incorporated by reference in this prospectus.


                                   THE COMPANY


     Aphton Corporation is a biopharmaceutical company in late-stage, pivotal Phase III clinical trials. Aphton is developing products using its innovative vaccine-like technology for neutralizing, and removing from circulation, hormones that participate in gastrointestinal system and reproductive system cancer and non-cancer diseases. Aphton is also developing products for neutralizing hormones to prevent pregnancy. Aphton has strategic alliances with Aventis Pasteur (NYSE: AVE) SmithKline Beecham PLC (NYSE: SBH), Schering Plough Animal Health (NYSE: SGP) and the World Health Organization (WHO). Aphton's Web page, describing the company, its technology, products, strategic alliances and news releases can be visited at: www.aphton.com. The Web site is not a part of this prospectus.

     We have financed our operations since inception through the sale of our equity securities and, to a lesser extent, operating revenues from R&D limited partnerships to conduct research and development. These funds provided us with the resources to acquire staff, construct our research and development facilities, acquire capital equipment and to finance technology and product development, manufacturing and clinical trials.

     We anticipate that our existing capital resources, which are composed primarily of cash and short-term cash investments, including the proceeds of our private placements and interest thereon, would enable us to maintain our currently planned operations into the year 2002. Our working capital and capital requirements will depend on numerous factors, including the following: the progress of our research and development program, preclinical testing and clinical trials; the timing and cost of obtaining regulatory approvals; the levels of resources that we devote to product development, manufacturing and marketing capabilities; technological advances; competition; and collaborative arrangements or strategic alliances with other drug companies, including the further development, manufacturing and marketing of certain of our products and our ability to obtain funds from such strategic alliances or from other sources.


                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the Shares by the selling stockholders.


                            THE SELLING STOCKHOLDERS

     The selling  stockholders are named in the table below. Except as described
in  this  prospectus,   the  selling   stockholders  have  not  had  a  material
relationship with us or any of our affiliates within the past three years.

     The following table sets forth the number of Shares owned by the selling stockholders as of the date of this prospectus.

                                   Shares Beneficially Owned   Shares Which May Be        Shares Beneficially Owned
  Name                             Prior to Offering           Offered                    After Offering(1)
  ----                             -------------------------   -------------------        -------------------------
  DWS Investment GmbH              800,000                     800,000                    800,000

  C.I. Global Biomemonics Sector   190,000                     190,000                    190,000
  Share

  C.I. Global Biotechnology        150,000                     150,000                    150,000
  Sector Share

  DG Lux Lacuna Apo Biotech        90,909                      90,909                     90,909

  Biocapital Investments,          60,600                      60,600                     60,600
  Limited Partnership
--------------------
(1)  Assumes that the selling  stockholders do not immediately sell or otherwise  dispose of any Shares covered by this prospectus and that the selling stockholders did not acquire any additional Shares.


     All of the Shares being offered by this prospectus were acquired by the selling stockholders under Stock Purchase Agreements with Aphton Corporation.


                              PLAN OF DISTRIBUTION

WHO MAY SELL THE SHARES AND APPLICABLE RESTRICTIONS

     We will not receive any of the proceeds from the sale of the Shares. The selling stockholders may be offering and selling all Shares offered under this prospectus or the selling stockholders may hold the shares indefinitely.

     The selling stockholders may also sell the Shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. The compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the Shares will do so for their own account and at their own risk. The selling stockholders and any broker-dealer or agent that acts in connection with the sale of the Shares might be deemed to be "underwriters" as that term is defined under the Securities Act, and any commissions received by the broker-dealer or agent and any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

     The selling stockholders may sell all or any part of the Shares offered by this prospectus through an underwriter. To our knowledge, none of the selling stockholders has entered into any agreement with a prospective underwriter. If any selling stockholder enters into such an agreement, the relevant details will be set forth in a supplement to this prospectus.

     To comply with the securities laws of certain jurisdictions, the Shares offered by this prospectus may need to be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

MANNER OF SALES

     The selling stockholders will act independently of us in making decisions with respect to the manner and size of each sale. The selling stockholders may sell the Shares from time to time in one or more of the following types of transactions (which may include block transactions):

     o    on the Nasdaq National Market;

     o    in privately negotiated transactions;

     o by selling to a broker or dealer as principal and resale by the broker or dealer for its own account;

     o through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions;

     o in block transactions to market makers or other purchasers at a price per share which may be below the then prevailing market price;

     o    through put or call options transactions relating to the Shares;

     o    through short sales of the Shares; or

     o    through a combination of the above methods of sale.

The sale price of the Shares may be the market price of our common stock prevailing at the time of sale, a price related to the prevailing market price, a negotiated price or such other price as the selling stockholders determine from time to time. Each of the selling stockholders has the sole discretion not to accept any purchase offer or make any sale of Shares if it deems the purchase price to be unsatisfactory at any particular time.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of Shares covered by this prospectus may be limited in its ability to engage in market activities with respect to such Shares. The selling stockholders, for example, will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including Rule 10b-5 and Regulation M. Regulation M may restrict certain activities of the selling stockholders and limit the timing of purchases and sales of any Shares by the selling stockholders. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.

REGISTRATION RIGHTS OF THE SELLING STOCKHOLDERS

     We have agreed to maintain the effectiveness of the registration statement of which this prospectus forms a part until April 30, 2003.

SUSPENSION OF THIS OFFERING

     Under the terms of the Stock Purchase Agreements, we may require the selling stockholders to suspend the availability of this prospectus and not to effect any sales of Shares if we notify the selling stockholders of such a suspension.

PROSPECTUS DELIVERY

     Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. At any time a particular offer of the Shares is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth:

     o the names of the selling stockholders and of any participating underwriters, broker-dealers or agents;

     o    the aggregate amount of securities being offered;

     o the price at which the Shares were sold and other material terms of the offering;

     o any discounts, commissions, concessions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

     o    that   the   participating   broker-dealers   did  not   conduct   any
          investigation   to  verify  the  information  in  this  prospectus  or
          incorporated in this prospectus by reference.

The prospectus supplement or a post-effective amendment will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the Shares.

INDEMNIFICATION

     We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

FEES AND EXPENSES

     We have agreed to pay all costs, expenses and fees in connection with the registration of the Shares. The selling stockholders will pay all underwriting discounts and commissions and brokerage commissions and fees, if any, payable with respect to the Shares.


                                  LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon by White & Case LLP, New York, New York.


                                     EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended January 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, and therefore we file reports, proxy statements and other information with the SEC. You may read and copy these reports and other information at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, the SEC maintains a home page on the Internet (http://www.sec.gov) that contains certain reports and other information filed by the Company.


                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

     This prospectus incorporates by reference the documents listed below.

     o    Annual Report on Form 10-K for the year ended January 31, 2000;

     o Quarterly Report on Forms 10-Q for the quarter and three months ended April 30, 2000 and for the quarter and six months ended July 31, 2000;

     o Current Report on Form 8-K which stated that effective May 19, 2000, the Board of Directors of Aphton Corporation engaged the accounting firm of Ernst & Young LLP as independent public accountants for the registrant for fiscal 2001; and

     o The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on January 30, 1998.

     We also incorporate by reference additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the entire time all of the Shares offered by this prospectus are sold. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     We undertake to provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of these filings, at no cost, by writing or telephoning us. Any requests should be directed to:

                        S-3, 1/00 Documentation Reference
                               Aphton Corporation
                               444 Brickell Avenue
                                  Suite 51-507
                            Miami, Florida 33131-2492
                               Tel: (305) 374-7338

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

         SEC registration fee...............................$ 9,035
         Legal fees and expenses............................ 20,000
         Accounting fees and expenses.......................  6,000
         Miscellaneous......................................  5,000
         Total.....................................$40,035

* All amounts are estimated except for the SEC Registration Fee.

Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") permits the Company to indemnify any person who is or was a director, officer, employee and agent, or is or was serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise (each an "Insider") against liability for each such Insider's acts taken in his or her capacity as an Insider in a civil action, suit or proceeding if such actions were taken in good faith and in a manner which the Insider reasonably believed to be in or not opposed to the best interests of the Company, and in a criminal action, suit or proceeding, if the Insider had no reasonable cause to believe his or her conduct was unlawful, including under certain circumstances, suits by or in the right of the Company for any expenses, including attorneys' fees, judgments, fines and amounts paid in settlements and for any liabilities which the Insider may have incurred in consequence of such action, suit or proceeding under conditions stated in said
Section 145. The Company's Certificate of Incorporation and By-Laws provide that the Company shall indemnify its directors and officers to the fullest extent authorized by the DGCL; provided, that the Company will not be required to indemnify any director or executive officer in connection with a proceeding initiated by such person, with certain exceptions.

     As permitted by Section 102(b)(7) of the DGCL, Article NINTH of the Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as amended, which concerns unlawful payments of dividends, stock purchases or redemption, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Company's Certificate of Incorporation permits the Company to secure insurance on behalf of any director, officer, employee or agent of the Company or another Company, partnership, joint venture, trust or other enterprise for any liability arising out of his or her actions in such capacity, regardless of whether the Company would have the power to indemnify such person against such liability under the DGCL.

Item 16.  EXHIBITS.

Exhibit No.                          Description

4.1 Certificate of Incorporation of Aphton Corporation (Incorporated by reference to Exhibit 3.1 to the registrant's Current Report on Form 8-K filed on January 30, 1998).

4.2 Specimen of Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the registrant's Registration Statement on Form 8-A filed on January 30, 1998).

5.1            Opinion of White & Case LLP.

23.1           Written consent of PricewaterhouseCoopers LLP.

23.2 Written consent of White & Case LLP (included in their opinion filed as Exhibit 5.1 hereto).

24.1           Power of Attorney  appointing  Philip C. Gevas and  Frederick  W.
               Jacobs to sign and file amendments hereto (see "Power of Attorney" in the Registration Statement).

Item 17. UNDERTAKINGS.

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.;

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
          Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities and Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, Florida, on the 26th day of October, 2000.

                              APHTON CORPORATION

                              By: /s/ PHILIP C. GEVAS
                                 -------------------------------------------
                                 Philip C. Gevas
                                 Chairman, President and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, each person whose signature appears below constitutes and appoints Philip C. Gevas and Frederick W. Jacobs, jointly and severally, as attorneys-in-fact, each with power of substitution, for such person in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                               Title                                       Date
               ---------                               -----                                       ----
/s/ PHILIP C. GEVAS                        Chairman, President and Chief                      October 26, 2000
--------------------------------------     Executive Officer
Philip C. Gevas

/s/ ROBERT S. BASSO                        Director                                           October 26, 2000
--------------------------------------
Robert S. Basso

/s/ WILLIAM A. HASLER                      Vice Chairman of the Board, Director               October 26, 2000
--------------------------------------     and Co-Chief Executive Officer
William A. Hasler

/s/ NICHOLAS JOHN STATHIS                  Director                                           October 26, 2000
--------------------------------------
Nicholas John Stathis

/s/ GEORGES HIBON                          Director                                           October 26, 2000
------------------
Georges Hibon

/s/ FREDERICK W. JACOBS                    Vice President, Treasurer and Chief                October 26, 2000
--------------------------------------     Accounting Officer
Frederick W. Jacobs

                                  EXHIBIT INDEX

Exhibit No.                             Description

4.1 Certificate of Incorporation of Aphton Corporation (Incorporated by reference to Exhibit 3.1 to the registrant's Current Report on Form 8-K filed on January 30, 1998).

4.2 Specimen of Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form 8-A filed on January 30, 1998).

5.1            Opinion of White & Case LLP.

23.1           Written consent of PricewaterhouseCoopers LLP.

23.2 Written consent of White & Case LLP (included in their opinion filed as Exhibit 5.1 hereto).

24.1           Power of Attorney  appointing  Philip C. Gevas and  Frederick  W.
               Jacobs to sign and file amendments hereto (see "Power of Attorney" in the Registration Statement).